News Release

Denny's Announces Organizational Changes to Position Company for Long-Term Growth

SPARTANBURG, S.C.--(BUSINESS WIRE)--Oct. 13, 2006--Denny's Corporation (Nasdaq: DENN) announced today a corporate restructuring designed to enable the company to continue its focus on operational excellence while promoting future growth.

Central to the plan is the realignment of key operational roles and responsibilities under a new reporting structure with six positions reporting directly to the Chief Executive Officer and President. The direct reports now include Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Chief Marketing Officer, Chief Diversity Officer and Chief People Officer.

Among the new aspects of Denny's focused organizational structure is the creation of a Chief Operating Officer position. Under this new title, the company consolidates into one responsibility both company and franchise operations and the facilities/repair and maintenance as well as the procurement groups that previously were separate functions. Sam Wilensky will serve as acting head of operations while a search is mounted for a full-time appointment to the new position, which is expected to be filled by the end of 2007. Wilensky currently directs franchisee operations, a role he will continue to fulfill along with his new responsibilities.

The company also announced the elevation of Mark Wolfinger to Executive Vice President, Growth Initiatives, in addition to his role as Chief Financial Officer. Wolfinger will assume expanded responsibility for Development, including Strategic and Alternative Delivery Initiatives, ensuring that the company remains focused on growth. He will also have added responsibility for Information Technology and a newly created call center that responds to the needs of guests and employees.

In announcing the new structure, Denny's Chief Executive Officer and President Nelson Marchioli said, "Our team has done an outstanding job of strengthening our competitive positioning and financial integrity. This is the essential next step in the process of building our brand for the long term. Our new organizational structure increases our ability to do this because it enhances our emphasis on our guests."

Also announced as part of the restructuring is the elevation of Yvonne Wolf to a new position, Chief People Officer. This position will report directly to the CEO. Wolf will assume responsibility for hiring, developing and retaining diverse talent essential to the success of the brand.

Other key executives, including Margaret Jenkins, Chief Marketing Officer, Rhonda Parish, EVP and Chief Legal Officer, and Ray Hood, Denny's Chief Diversity Officer, will continue to report directly to the CEO. In her role as Chief Marketing Officer, Jenkins will emphasize retaining guests in addition to acquiring new guests. Parish will increase her department's involvement with government and public affairs. Hood will continue to ensure that diversity is embedded into and influences all aspects of Denny's business.

Craig Herman, Senior Vice President of Company Operations, is retiring. With his unwavering dedication to Denny's, he has expressed an interest in continuing with the Brand as a franchisee.

Company Operations will now be led by Senior Vice President Janis Emplit, who will also oversee a consolidated facilities team.

Denny's is America's largest full-service family restaurant chain, consisting of 535 company-owned units and 1,024 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.

CONTACT: Denny's Corporation
Investor Contact:
Alex Lewis, 877-784-7167
or
Media Contact:
Debbie Atkins, 864-597-8361

SOURCE: Denny's Corporation